Exhibit 10.29

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of January 6, 2023 (the “Effective Date”) by and between Mark Van Genderen, an individual (“Executive”), Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”), and Douglas Dynamics, Inc., a Delaware corporation and the parent entity of the Company (“Douglas”).

1.            Employment by the Company.

a.        Full Time and Best Efforts. Subject to the terms set forth herein, the Company and Douglas, respectively, agree to continue to employ Executive as their President of Work Truck Attachments and in such other executive capacities as may be requested from time to time by the Company’s or Douglas’s Board of Directors (the “Board”) or a duly authorized committee thereof, and Executive hereby accepts such continued employment. Executive shall render such other services for each of the Company and corporations that control, are controlled by or are under common control with the Company, as the case may be, and to successor entities and assignees of the Company, as the case may be (the “Affiliates”) as the Company or the Board, as the case may be, may from time to time reasonably request and shall be consistent with the duties Executive is to perform for the Company and its Affiliates and with Executive’s experience. During the term of his employment with the Company and its Affiliates, Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its Affiliates, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or its Affiliates, or that would interfere with his duties hereunder.

b.        Duties. Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the bylaws or operating agreement of the Company and its Affiliates, as the case may be, and as reasonably required by the Board.

c.        Company Policies. The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and its Affiliates, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.            Compensation and Benefits.

a.        Base Salary. Executive shall receive for services to be rendered hereunder a salary at the rate of $340,000 per year, payable in approximately equal installments in accordance with the Company’s regular payroll and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”). The Base Salary will be reviewed by and shall be subject to increase (but not decrease) at the sole discretion of the Board or the Compensation Committee of the Board each year during the term of this Agreement.

b.        Participation in Benefit Plans; Vacation. During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability, 401(k) retirement savings plan or similar plan or program of the Company or its Affiliates now existing or established hereafter to the extent that he is eligible under the general provisions thereof. The Company or its Affiliates may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate. Executive shall also participate in all fringe benefits, including without limitation annual vacation time, offered by the Company to any of its executives at such Executive’s level. Notwithstanding anything otherwise provided under this Agreement, nothing contained herein shall obligate the Company or its Affiliates to continue or maintain any particular benefit plan or program on an ongoing basis.

3.            Bonus.

a.        Annual Incentive Plan. Executive shall be eligible to participate in Douglas’s Annual Incentive Plan, through which the Company awards performance-based cash bonuses on an annual calendar year basis provided the Company or its Affiliate, as applicable, achieves performance targets established by the Company’s management and approved by the Compensation Committee of the Board for such calendar year. Executive shall be eligible to participate at a target bonus level as determined by the Compensation Committee of the Board from time to time. Executive’s participation in such plan shall be governed by the terms and conditions of the plan as then in effect.

b.        If Executive resigns before the last day of a calendar year (other than for a Material Breach (as hereinafter defined)) or is discharged by the Company for Cause (as hereinafter defined) before the last day of such calendar year, Executive will not be entitled to receive a performance-based bonus pursuant to Section 3(a) for such calendar year. If Executive’s employment terminates prior to the last day of a calendar year for any other reason, Executive shall be entitled to receive a pro rata part of the performance-based bonus for such calendar year pursuant to Section 3(a) only if the Board, in its sole and absolute discretion, elects to pay a pro rata part of the performance-based bonus to Executive.

c.        Stock Incentive Plan. Executive shall be eligible to participate in Douglas’s 2010 Stock Incentive Plan (or any successor plan thereto), through which the Company grants equity awards to its key employees, pursuant to the separate terms and conditions of such plan, at a target level, as determined by the Board or the Compensation Committee of the Board. Any grants made to Executive under Douglas’s 2010 Stock Incentive Plan (or any successor plan thereto) shall be subject to the terms and conditions of such plan and any applicable award agreements.

4.          Reasonable Business Expenses and Support. Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder, including appropriate professional fees and dues, in accordance with the Company’s policies as in effect from time to time. Executive shall be furnished reasonable office space, assistance, including an administrative assistant and facilities.

5.            Termination of Employment. The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”

a.            Termination for Cause.

i.            Termination; Payment of Accrued Salary and Vacation. The Company or Douglas may terminate Executive’s employment at any time for Cause, immediately upon notice to Executive of the circumstances leading to such termination for Cause. In the event that Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, less requisite withholdings for tax and social security purposes, which in this event shall be the date upon which notice of termination is given. The Company and its Affiliates shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

ii.            Definition of Cause. “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the disinterested directors of the Board: (a) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of thirty (30) days following the date that the Company or Douglas has given Executive written notice thereof; (b) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after the lapse of thirty (30) days following the date that the Company or Douglas has given Executive written notice thereof; (c) the repeated material breach by Executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders Executive unfit to serve in his capacity as an officer or employee of the Company or its Affiliates.

b.            Termination by Executive.

i.            Termination Following Material Breach or for Good Reason.

(1)    Executive shall have the right, at his election, other than during a Change of Control Protected Period (as hereinafter defined) to terminate his employment with the Company and its Affiliates, as applicable, by written notice to the Company to that effect if (A) the Company shall have failed to perform a material condition or covenant of this Agreement (“Material Breach”); provided, however, that termination for Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, the Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice (but within ten (10) days if the failure to perform is a failure to pay monies when due under the terms of this Agreement), or (B) the Company repeatedly commits a Material Breach as to which at least two (2) written notices have been given pursuant to this Section 5(b)(i)(1). If Executive terminates his employment with the Company and its Affiliates pursuant to this Section 5(b)(i)(1), then Executive shall be entitled to receive the benefits provided in Section 5(d)(i)(1) hereof.

(2)    During a Change of Control Protected Period, Executive may terminate his employment with the Company and its Affiliates, for Good Reason (as hereinafter defined). If Executive terminates his employment with the Company and its Affiliates pursuant to this Section 5(b)(i)(2), then Executive shall be entitled to receive the benefits provided in Section 5(d)(i)(2) hereof.

ii.            Executive shall have the right, at his election, to terminate his employment with the Company and its Affiliates for reason other than those set forth in Section 5(b)(i) by sixty (60) days’ prior written notice to that effect. In the event of termination by Executive pursuant to this Section 5(b)(ii), the Company and its Affiliates shall have no termination payment requirements except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

iii.           Definitions of Change of Control, Change of Control Protected Period and Good Reason. For purposes of this Agreement:

(1)    “Change of Control” means the occurrence of one or more of the following, whether accomplished directly or indirectly, or in one or a series of related transactions: (a) Any person becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) (“Beneficial Owner,” and such beneficial ownership, “Beneficial Ownership”), directly or indirectly, of voting securities of Douglas representing 50% or more of the combined voting power of Douglas’s then outstanding voting securities; (b) During any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Douglas and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened tender offer, solicitation of proxies or consents by or on behalf of a person other than the Board of Douglas) whose appointment, election, or nomination for election was approved by a vote of a majority of the directors then still in office who either were directors at the beginning of the period or whose appointment, election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board of Douglas; (c) A reorganization, merger, consolidation, recapitalization, tender offer, exchange offer or other extraordinary transaction involving the Company (a “Fundamental Transaction”) becomes effective or is consummated, unless at least 50% of the outstanding voting securities of the surviving or resulting entity (including, without limitation, an entity which as a result of such transaction owns Douglas or all or substantially all of Douglas’s assets either directly or through one or more subsidiaries) are, or are to be, Beneficially Owned, directly or indirectly, by all or substantially all of the persons who were the Beneficial Owners of the outstanding voting securities of Douglas immediately prior to such Fundamental Transaction in substantially the same proportions as their Beneficial Ownership, immediately prior to such Fundamental Transaction, of the outstanding voting securities of Douglas; or (d) A sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of Douglas’s business and/or assets to an unrelated third party is consummated. Notwithstanding the foregoing, a Change of Control shall not occur unless such transaction constitutes a change in the ownership of Douglas, a change in effective control of Douglas, or a change in the ownership of a substantial portion of Douglas’ assets under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)    “Change of Control Protected Period” shall mean the twenty-four (24) month period immediately following a Change of Control.

(3)    Executive’s termination of employment shall be deemed for “Good Reason” if Executive terminates employment within sixty (60) days following the initial occurrence of (a) a material reduction in Executive’s Base Salary or target bonus opportunity; (b) a material adverse change in Executive’s responsibilities; or (c) a required relocation of Executive’s principal place of employment by more than thirty-five (35) miles from its location as in effect immediately prior to the Change of Control; provided, that Executive shall have provided written notice to the Company of his intention to resign for Good Reason and the grounds therefor within thirty (30) days following the initial occurrence of the event constituting Good Reason, the Company shall have failed to cure such event within thirty (30) days of receiving such notice.

c.            Termination Upon Disability. The Company or Douglas may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for sixty (60) consecutive days or for ninety (90) days within any one hundred eighty (180) day period. After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

d.            Termination by the Company Without Cause; Termination by Executive Pursuant to Section 5(b)(i). The Company or Douglas may terminate Executive’s employment at any time for other than Cause or disability, pursuant to the following termination payment requirements and upon not less than sixty (60) days’ prior written notice to that effect.

i.            Termination Payments.

(1)    In the event that Executive’s employment is terminated without Cause or by Executive pursuant to Section 5(b)(i)(1) hereof other than during a Change of Control Protected Period, and subject to Executive’s execution of a release as described in Section 5(d)(ii), the Company shall pay Executive as severance an amount equal to the sum of twelve (12) months of his Base Salary at the annual rate then in effect plus Executive’s target annual bonus for the year of such termination (or, if Executive has not been awarded a target annual bonus for such year, Executive’s target annual bonus for the prior year). Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, over twelve (12) months in monthly pro rata payments commencing within thirty (30) days following Executive’s execution of the release (subject to any timing requirements set forth in Section 5(d)(ii)). Executive shall also receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes, paid promptly after such Termination Date in conformity with applicable law.

(2)    In the event that Executive’s employment is terminated by the Company or Douglas without Cause or by Executive for Good Reason pursuant to Section 5(b)(i)(2) hereof during a Change of Control Protected Period, and subject to Executive’s execution of a release as described in Section 5(d)(ii), the Company shall pay Executive as severance an amount equal to the product of (x) 1.75 multiplied by (y) the sum of his Base Salary at the annual rate then in effect (or, if higher, the Base Salary as in effect prior to the Change of Control) plus Executive’s target annual bonus for the year of such termination (or, if Executive has not been awarded a target annual bonus for such year or Executive’s target annual bonus for the year is lower than Executive’s target annual bonus as in effect immediately prior to the Change of Control, the target annual bonus as in effect immediately prior to the Change of Control). Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, subject to any required delay pursuant to Section 9(b), in a lump sum cash payment within sixty (60) days after such Termination Date (subject to any timing requirements set forth in Section 5(d)(ii)). Executive shall also receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes, paid promptly after such Termination Date in conformity with applicable law.

ii.        Executive shall not be entitled to any of the payments described under this Section 5(d) unless and until Executive timely executes a release of claims in favor of the Company, Douglas, their affiliates and their officers and directors on a form provided to Executive by the Company and such release becomes effective (and irrevocable) no later than sixty (60) days following the Termination Date (the “Release Execution Period”). In the event the Release Execution Period begins in one taxable year and ends in another taxable year, any payments due pursuant to this Section 5(d) shall not begin until the second taxable year (and, in such event, the first installment payment shall include any amounts due hereunder that would have otherwise been paid to Executive during the Release Execution Period if the delay described in this Section 5(d)(ii) had not occurred).

iii.        The Company shall not be obligated to pay any termination payments under Section 5(d)(i) above if Executive breaches in any material way the provisions of the Confidentiality Agreement (as defined below).

e.            Benefits Upon Termination. All health and welfare benefits provided under Section 2(b) shall be extended, at Executive’s timely and proper election and cost (such cost to Executive to be in the same amount as the cost for providing such benefits to existing employees), to the extent permitted by the Company’s insurance policies and benefit plans, for twelve (12) months after Executive’s Termination Date, except (i) as required by law (e.g., COBRA health insurance continuation election) or (ii) in the event of a termination described in Section 5(a) or 5(f).

f.              Termination Upon Death. If Executive dies while actively employed by the Company during the course of this Agreement, the Company shall (i) continue coverage of Executive’s dependents (if any) under all health and welfare benefit plans or programs of the type listed above in Section 2(b) herein in which such dependent was enrolled (and subject to dependents timely and proper election of any continuation benefits, as required under such plan and to the extent permitted by the Company’s insurance policies and benefit plans) for a period of six (6) months and (ii) pay to Executive’s estate the accrued portion of any salary and vacation through the Termination Date, less requisite withholdings for tax and social security purposes.

g.            Termination Upon Retirement. Executive shall provide notice to the Company and the Board of his retirement not less than one hundred twenty (120) days prior to the effective date of Executive’s retirement as set forth in such notice (the “Retirement Notice”). The Termination Date shall be the effective date of Executive’s retirement as set forth in the Retirement Notice. After the Termination Date, no further compensation will be payable under this Agreement except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

h.            Duty to Mitigate; Termination of Severance Benefits. Executive agrees that upon any termination pursuant to either of Section 5(b) or 5(d) hereof, Executive shall have a duty to mitigate his damages hereunder. The Company and Executive further agree that if, at any time following such a termination but prior to the expiration of the period during which monthly severance benefits are to be paid by the Company with respect to such termination, Executive secures employment, such monthly severance benefits shall not be reduced by the amount of monthly compensation Executive is to receive from such new employment as long as Executive does not breach in any material way the provisions of the Confidentiality Agreement; provided, however, that if Executive breaches in any material way the provisions of the Confidentiality Agreement, the Company shall not be obligated to pay any such severance benefits in accordance with Section 5(d)(ii) above.

i.            Equity or Long-Term Incentive Awards. Upon Executive’s termination pursuant to this Section 5, Executive’s rights (if any) to equity-related awards or long-term incentive awards that were granted to Executive prior to such termination shall be governed by the terms of the applicable plan and individual award or grant agreements related to any such award.

6.            Confidentiality and Noncompetition Agreement. Executive and the Company hereby acknowledge that Executive and the Company have previously entered into a separate Confidentiality and Noncompetition Agreement governing matters related to confidential information, noncompetition, nonsolicitation of employees and assignment of inventions, among others, in connection with Executive’s employment with the Company (the “Confidentiality Agreement”). Executive and the Company hereby ratify the terms of the Confidentiality Agreement and hereby agree that, notwithstanding the execution of this Agreement or the provisions of Section 7(c), the Confidentiality Agreement shall remain in full force and effect in accordance with the terms and conditions set forth therein.

7.            Miscellaneous.

a.          Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by reputable overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Douglas Dynamics, L.L.C.

7777 North 73rd Street

Milwaukee, Wisconsin 53223

Attention: Chief Executive Officer

Facsimile: (414) 354-5939

With a copy to:

Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Bryan Schultz
Facsimile: (414) 297-4900

To Executive:

Mark Van Genderen
N31W5100 Landmark Drive

Cedarburg, WI 53012

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

b.            Severability. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

c.            Entire Agreement. This document, together with the Confidentiality Agreement, constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

d.            Counterparts. This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

e.            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and its Affiliates, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

f.            Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

g.            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

h.            Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

i.            Waiver. Except as provided herein, the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

j.            Captions. The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

k.            Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

8.            Arbitration.

a.        Any disputes or claims arising out of or concerning Executive’s employment or termination by the Company or Douglas, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”), except as modified by this Agreement. The arbitrator’s decision shall be final and binding on all parties. Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction. In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

b.        Any arbitration shall be held in Executive’s place of employment with the Company. The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters. If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

c.        Each party shall have the right to take the depositions of a maximum of three individuals, as deemed appropriate by such party. Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration. Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

d.        The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided, however, that the arbitrator shall be entitled to extend such one hundred twenty (120)-day period for a total of two one hundred twenty (120) day periods. The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

e.        The Company shall pay the fees and expenses of the arbitrator. Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts. However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 8 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 8 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 8 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances. Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

f.        In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

g.        In the event that more than one dispute is submitted to arbitration by the Company or Executive pursuant to any agreement between the Company or its Affiliates and Executive, including under this Agreement, and one or more additional agreements to which the Company or its Affiliates and Executive are parties, all such matters shall be consolidated into a single arbitration proceeding so as to avoid, to the extent possible, more than one simultaneous arbitration proceeding between the Company or its Affiliates and Executive.

9.            409A Compliance.

a.        The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A, provided, however, that Executive understands and agrees that the Company shall not be held liable or responsible for any taxes, penalties, interests or other expenses incurred by Executive on account of non-compliance with Section 409A.

b.        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  Notwithstanding anything to the contrary in this Agreement, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive or (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Section 409A, Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

c.        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

10.            Limitation on Parachute Payments. In the event that the payment and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits will be either:

a.        delivered in full, or

b.        delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

If a reduction in severance and other payments and benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) cancellation of accelerated vesting of equity awards; (iii) reduction of cash payments; and (iv) reduction of employee benefits. Within any such category of payments and benefits (that is, (i), (ii), (iii) or (iv)), a reduction shall occur first with respect to amounts that are not deferred payments and then with respect to amounts that are. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards.

Any determination required under this Section 10 will be made in writing by the Company’s independent public accountants engaged by the Company for general audit purposes immediately prior to the Change of Control (the “Accountants”), whose good faith determination will be conclusive and binding upon Executive and the Company for all purposes. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, or if such firm otherwise cannot perform the calculations, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 10. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

/s/ Mark Van Genderen
By: Mark Van Genderen
Date: January 6, 2023

DOUGLAS DYNAMICS, L.L.C

/s/ Bob McCormick

By: Bob McCormick
Its: President & CEO

Date: January 6, 2023